Exhibit 5.1

910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

May 8, 2025

Waste Management, Inc.
Waste Management Holdings, Inc.
800 Capitol Street, Suite 3000
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Waste Management, Inc., a Delaware corporation (the “Company”), and Waste Management Holdings, Inc., a Delaware corporation (“Holdings”), in connection with the registration by the Company and Holdings, pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to $485,084,000 aggregate principal amount of the Company’s 3.875% Senior Notes due 2029 (the “Registered Notes”) to be offered by the Company (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 3.875% Senior Notes due 2029 (the “Restricted Notes”), and (ii) the guarantees (the “Guarantees”) by Holdings of the Registered Notes. In connection with the Exchange Offer, certain legal matters related to the Registered Notes and the Guarantees are being passed upon for you by us. The Registered Notes are to be issued pursuant to an Indenture, dated as of September 10, 1997 (the “Base Indenture”), between the Company, formerly known as USA Waste Services, Inc., and the Bank of New York Mellon Trust Company, N.A., as the current successor to Texas Commerce Bank National Association, as trustee (the “Trustee”), and a corresponding resolution of the Company’s board of directors and an accompanying officers’ certificate that was delivered on November 8, 2024, pursuant to Section 301 of the Base Indenture setting forth the specific terms applicable to the Restricted Notes and the Registered Notes (the “Indenture Officers’ Certificate” and, together with the Base Indenture, the “Indenture”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the foregoing, we have examined originals, or copies certified or otherwise identified, of (i) the Fourth Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, each as amended to date; (ii) the Third Restated Certificate of Incorporation and the Amended and Restated By-Laws of Holdings, each as amended to date; (iii) the Indenture; (iv) the Guarantees issued by Holdings on November 8, 2024, concurrently with the issuance of the Restricted Notes under the Indenture, in favor of the holders of the Restricted Notes; (v) that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of November 8, 2024, by and among the Company, Holdings, Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC, (vi) the Registration Statement, (vii) the form of Registered Note, (viii) corporate records of the Company and Holdings, including certain resolutions of the board of directors of the Company and Holdings, as furnished to us by the Company and Holdings, (ix) certificates of governmental and public officials and of officers and other representatives of the Company and Holdings and (x) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for the opinions hereinafter expressed.

Waste Management, Inc.

Waste Management Holdings, Inc.	- 2 -	May 8, 2025

In giving the opinion set forth below, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals of such documents, and that all information submitted to us is accurate and complete. We have relied, with your consent and without independent investigation or verification, upon the certificates, statements or other representations of officers or other representatives of the Company and Holdings and of governmental and public officials.

In connection with this opinion letter, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Base Indenture has been duly authorized, executed and delivered by the Trustee and (iv) the Registered Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for the Restricted Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the exceptions, assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Registered Notes, when issued, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and be entitled to the benefits of the Indenture, provided that the enforceability thereof is subject to (i) applicable bankruptcy, insolvency, arrangement, fraudulent transfer or conveyance, reorganization, preference, moratorium, conservatorship and similar laws relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (whether considered in a proceeding in equity or at law) and comity, including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (iii) public policy, applicable law relating to fiduciary duties and indemnification and contribution, principles of materiality and reasonableness and implied covenants of good faith and fair dealing, and (iv) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights (the “Enforceability Exceptions”).

2.	The Guarantees, when issued and when the Registered Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the terms of the Exchange Offer as contemplated in the Registration Statement, will constitute valid and binding obligations of Holdings, enforceable against Holdings in accordance with their terms, provided that the enforceability thereof is subject to the Enforceability Exceptions.

Waste Management, Inc.

Waste Management Holdings, Inc.	- 3 -	May 8, 2025

The opinions set forth above in this opinion letter are limited in all respects to matters of the contract law of the State of New York, the Delaware General Corporation Law, and New York Business Corporation Law, in each case as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.